UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         FORM 3 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.   Name and Address of Reporting Person

     Trujillo, Gary L
     4020 E. Indian School Rd.
     Phoenix, Arizona 85018

2.   Date of Event Requiring Statement (Month/Day/Year)
     10/22/2001

3.   I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol Ugly Duckling Corporation
     (UGLY)

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X] Director                   [ ] 10% Owner
     [ ] Officer (give title below) [ ] Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2) Amount of         3)  4) Nature of
                                                                Securities          D    Indirect
                                                                Beneficially        or   Beneficial
                                                                Owned               I    Ownership
-----------------------------------------------------------------------------------------------------



Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2) Date Exercisable  3) Title and Amount of                 4)  Conver-  5)Ownership 6)Nature of
                                   and Expiration Date  Securities Underlying                   sion or    Form of     Indirect
                                   (Month/Day/Year)     Derivative Security                     exercise   Derivative  Beneficial
                                                                                                price of   Security    Ownership
                                   Date      Expira-                                Amount or   Deri-      Direct(D)
                                   Exer-     tion                                   Number of   vative     or
                                   cisable   Date       Title                       Shares      Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


Power of Attorney is included and made a part of this filing.

SIGNATURE OF REPORTING PERSON
By: /S/
       -------------------------------------------------------------------------
    Jon D. Ehlinger
    For: Gary L. Trujillo
DATE 10/31/01